Exhibit (a)(5)(viii)

NEWS RELEASE

GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX — GLG All amounts in US$	January 14, 2005

ADDING FINANCIAL ADVISORS DOES NOT ADD VALUE FOR
GOLDCORP SHAREHOLDERS

January 14, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) said today that Goldcorp Inc.’s engagement of its third investment bank in as many months does not serve the best interests of Goldcorp shareholders.

On January 12, Goldcorp announced that it had engaged Bear Stearns & Co., Inc. in addition to GMP Securities Inc. to provide financial advice in connection with Goldcorp’s proposed acquisition of Wheaton River Minerals Ltd., the take-over offer by Glamis for Goldcorp, or other potential transactions.

“The Glamis offer is a better choice for Goldcorp shareholders than the proposed Wheaton River transaction. That won’t change with the addition of another financial advisor,” said Kevin McArthur, President and Chief Executive Officer of Glamis Gold. “With our offer, Goldcorp shareholders receive a significant premium instead of paying one. They can remain investors in a pure gold company with proven management focused on creating shareholder value.”

As recently as two months ago, Goldcorp was working with NM Rothschild & Sons as its independent financial advisor. But after Glamis was informed that Rothschild had told the Goldcorp Independent Special Committee that a transaction involving the exchange of 0.89 Glamis common shares for each Goldcorp common share was fair to Goldcorp’s shareholders from a financial point of view, Rothschild was removed from the scene. Rothschild was then immediately replaced with GMP Securities, an investment bank that has represented Wheaton River at least five times in the last eighteen months.

“Although perhaps intended as a response to legitimate concerns of investors about the independence of GMP, the hiring of a third investment bank is yet another needless waste of Goldcorp shareholders’ money,” said Mr. McArthur. “The Board has already agreed to an unnecessary $35 million break fee in the Wheaton River agreement. Adding another investment bank will probably cost shareholders millions more.”

Mr. McArthur concluded, “The Goldcorp Board of Directors has made the sound decision to give their shareholders a choice. Now, the Goldcorp Board and Mr. McEwen should stop the value destruction and let their shareholders make that decision. And if shareholders vote against the Wheaton River transaction on January 31, they will preserve their right to choose to tender to Glamis and receive a significant premium for their shares.”

Glamis Gold Ltd. is a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. The Company remains 100 percent unhedged. Glamis’ plan and budget reflects a near tripling of annual gold production to more than 700,000 ounces by 2007 at a total cash cost below $150 per ounce.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed an Offer Circular to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.SEDAR.com. In addition, documents filed with the SEC and in Canada by Glamis are available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com
Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com
Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com
Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations